UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 17, 2011

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO	63044
(Address of principal executive offices)	(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On March 17, 2011, K-V Pharmaceutical Company (the “Company” or the “Registrant”) completed the issuance and sale of $225 million aggregate principal amount of its 12% Senior Secured Notes due 2015 (the “Notes”) pursuant to the purchase agreements entered into by the Company on March 15, 2011 and previously reported in its Current Report on Form 8-K filed March 16, 2011. The Notes were sold to institutional investors under the purchase agreements in a private placement. A copy of the form of purchase agreement entered into with each purchaser is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Notes were issued pursuant to an Indenture, dated as of March 17, 2011, by and among the Company, certain of the Company’s subsidiaries as guarantors, and Wilmington Trust FSB, as Trustee (the “Indenture”). A copy of the Indenture and the form of Note are filed as Exhibit 4.1 and Exhibit 4.2, respectively, hereto and are incorporated herein by reference.

The Notes are guaranteed by the Company’s domestic subsidiaries. The Notes were issued at a price equal to 97% of their face value and will accrue interest at an annual rate equal to 12%, payable semiannually. The Notes are secured by the assets of the Company and by the assets and securities of certain of the Company’s subsidiaries pursuant to a pledge and security agreement dated as of March 17, 2011. A copy of the pledge and security agreement is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

The Notes will mature March 15, 2015. At any time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings. At any time prior to March 15, 2013, the Company may redeem all or part of the Notes at a redemption price equal to (1) the sum of the present value, discounted to the redemption date, of (i) a cash payment to be made on March 15, 2013 of 109% of the principal amount of the Notes, and (ii) each interest payment that is scheduled to be made on or after the redemption date and on or before March 15, 2013, plus (2) accrued and unpaid interest to the redemption date. At any time after March 15, 2013 and before March 15, 2014, the Company may redeem all or any portion of the Notes at a redemption price of 109% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date. At any time after March 15, 2014, the Company may redeem all or any portion of the Notes at a redemption price of 100% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date.

The Indenture contains certain other agreements and restrictions, including: (i) restrictions on the Company’s ability to pay dividends, repurchase the Company’s stock, make early payments on indebtedness that is junior to the Notes, and make certain investments; (ii) an obligation for the Company to repurchase the Notes in the event of a change of control of the Company, the sale of all or substantially all of its assets or certain merger or consolidation transactions; (iii) restrictions on the Company’s ability to incur additional debt; (iv) a requirement that the Company file a registration statement with the SEC and conduct a registered exchange offer to exchange the Notes for notes that are not restricted securities under the Securities Act of 1933, as amended (the “Securities Act”); and (v) a requirement that the Company establish and fund an interest reserve account of $27 million to fund interest payments due on the Notes during the first year after their issuance.

The Notes were offered only to accredited investors pursuant to Regulation D under the Securities Act. The Notes have not been registered under the Securities Act or any state or other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

The Company used a portion of the net proceeds from the sale of the Notes to repay in full the Company’s outstanding obligations under its credit agreement with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C. (including the payment of related premiums), to terminate the related future loan commitments thereunder, and to establish an escrow reserve for one year of interest payments on the Notes. The remaining proceeds from the issuance of the Notes will be used for general corporate purposes.

The foregoing description of the Purchase Agreements, Indenture, Notes and pledge and security agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of purchase agreement, indenture, notes and pledge and security agreement attached hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the Indenture and the issuance and sale of the Notes is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are furnished as part of this report:

Exhibit Number	Description

4.1	Indenture, dated as of March 17, 2011 by and among the Company, certain of the Company’s subsidiaries as guarantors, and Wilmington Trust FSB, as Trustee.

4.2	Form of 12% Senior Secured Note due 2015 issued by the Company.

10.1	Form of Purchase Agreement by and among the Company, the Guarantors and each of the purchasers of the Notes.

10.2	Pledge and Security Agreement, dated as of March 17, 2011, by and among the Company, the Grantors and Wilmington Trust FSB, as Collateral Agent.

The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2011

K-V PHARMACEUTICAL COMPANY

By:	/s/ GREGORY J. DIVIS, JR.
Gregory J. Divis, Jr.
President and Chief Executive Officer